Exhibit +10.41
PERFORMANCE CASH AWARD AGREEMENT

This Performance Cash Award Agreement (“Agreement”), effective as of April 27, 2023 (“Grant Date”), is between NuStar Energy L.P. (the “Partnership”) and [______________________] (“Participant”), a participant in the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (as the same may be amended, the “Plan”), and is made pursuant to and subject to the Plan. All capitalized terms contained in this Agreement shall have the same definitions as set forth in the Plan unless otherwise defined herein.

1.    Grant of Performance Cash. The Compensation Committee (the “Committee”) of the Board of Directors of NuStar GP, LLC (the “Company”) hereby grants to Participant pursuant to Section 6.3 of the Plan a Performance Cash Award in the amount of $[______________], which represents the target amount of Performance Cash subject to this Agreement, and which grant is subject to the terms and conditions of this Agreement and the Plan. “Performance Cash” is an unfunded, unsecured contractual right which, upon vesting, entitles Participant to receive the amount of Performance Cash subject to this Agreement.

2.    Performance Period. Except in the event of a Change of Control and except as the Committee may provide with respect to TUR (as defined in Section 4.A.II. below), the performance period for any Performance Cash eligible to vest on any given Vesting Date (as defined below) shall be the calendar year ending on the December 31 immediately preceding such Vesting Date (each, a “Performance Period” and specifically, with respect to each of 2023, 2024 and 2025, the “Year 1 Performance Period,” the “Year 2 Performance Period,” and the “Year 3 Performance Period,” respectively).

3.    Vesting and Payment.
A.    Vesting. Except as otherwise provided in this Agreement, the Performance Cash will be eligible to vest, subject to Section 4, over a period of three years in equal, one-third increments (each increment, an “Annual Tranche” and specifically, with respect to the applicable Performance Period for each of the periods ending on December 31, 2023, 2024 and 2025, the “Year 1 Annual Tranche,” the “Year 2 Annual Tranche,” and the “Year 3 Annual Tranche,” respectively). Except as otherwise provided in this Agreement, the applicable portion, if any, of each Annual Tranche shall vest on the date that the Committee certifies the attainment of the Performance Goals established by the Committee (“Performance Measures”) for the applicable Performance Period in accordance with Section 4 following completion of the applicable Performance Period (each of these three vesting dates is referred to as a “Vesting Date”). Except as provided in Section 3.C. below, Performance Cash subject to an Annual Tranche that does not vest as of the Vesting Date for such Annual Tranche shall be automatically and immediately forfeited for no consideration. The Performance Cash may not vest in an amount greater than 200% of the target amount of Performance Cash subject to this Agreement.

B.    Payment. Except as provided otherwise in Section 6 below, any Performance Cash that vests pursuant to this Agreement shall be paid as soon as reasonably practical after the applicable Vesting Date and in all events no later than March 15 of the calendar year following the end of the applicable Performance Period. This Agreement and the Award evidenced hereby are intended to comply with or otherwise be exempt from, and shall be administered consistently in all respects with, Section 409A of the Code and the regulations promulgated thereunder and each payment hereunder shall be considered a separate payment under Section 409A of the Code. If necessary in order to attempt to ensure such compliance, this Agreement may be reformed, to the extent possible, unilaterally by the Partnership consistent with guidance issued by the Internal Revenue Service. Notwithstanding anything to the contrary contained herein, the Committee, subject to applicable law, retains the discretion to settle any amount of Performance Cash that vests pursuant to this Agreement by delivery of a number of Units equal to such vested amount of Performance Cash based on the Fair Market Value of a Unit on such Vesting Date (provided, however, that if settlement of any Annual Tranche in Units would result in delivery of a fractional Unit with respect to such Annual Tranche, such fractional Unit shall be rounded to the nearest whole number such that no fractional Units will

Exhibit +10.41
be delivered hereunder). If the Committee elects to settle any amount of Performance Cash in Units, Participant agrees that any Units to which Participant will be entitled in connection with the vesting, if any, of Performance Cash under this Agreement may be in uncertificated form and recorded with the Partnership’s service provider.

C.    Additional Vesting Opportunity for Carried Forward Amount. With respect to each Annual Tranche, any Performance Cash that does not vest at least at the target level on the original Vesting Date for such Annual Tranche and that would otherwise be forfeited pursuant to Section 3.A. shall not be forfeited (the “Carried Forward Amount”) and shall again be eligible to vest on the Vesting Date for the immediately following Performance Period. The portion of the Carried Forward Amount that vests, if at all, shall be based on the attainment of the Performance Measures for such immediately following Performance Period; provided, however, that regardless of the level of Performance Measures achieved for the immediately following Performance Period, no more than 100% of the Carried Forward Amount shall be eligible to vest. Any Carried Forward Amount that does not vest on the Vesting Date for the immediately following Performance Period will be forfeited for no consideration.

4.    Performance Measures.
A.    Performance Cash Vesting for the Year 1 Performance Period. The amount of Performance Cash in the Year 1 Annual Tranche that will vest on the applicable Vesting Date shall be determined by multiplying (1) the average of the DCR Vesting Percentage for the Year 1 Annual Tranche and the TUR Vesting Percentage for the Year 1 Annual Tranche (each, as defined below) by (2) the amount of Performance Cash in the Year 1 Annual Tranche.
I.    DCR Vesting Percentage for the Year 1 Annual Tranche. The DCR Vesting Percentage for the Year 1 Annual Tranche shall be based on the distribution coverage ratio (“DCR”) achieved by the Partnership during the Year 1 Performance Period as follows:

Level	DCR	DCR Vesting Percentage for Year 1 Annual Tranche
Threshold	1.77 : 1	50%
Target	1.97 : 1	100%
Exceeds Target	2.07 : 1	150%
Maximum	2.11 : 1	200%

If actual performance falls between performance levels, the DCR Vesting Percentage will be interpolated on a straight line basis for achievement between performance levels. Notwithstanding the foregoing, the Committee has full discretion to apply a DCR Vesting Percentage between 0% and 200% to the Year 1 Annual Tranche.
II.    TUR Vesting Percentage for the Year 1 Annual Tranche. The TUR Vesting Percentage for the Year 1 Annual Tranche shall be based on the Partnership’s total unitholder return (“TUR”) relative to the TURs of the peer group of companies set forth on Appendix A (the “Peer Group”) for the period beginning on January 1, 2021 and ending on December 31, 2023 (“Year 1 TUR Period”).
a.    TUR. The TUR for each company in the Peer Group (including the Partnership) is measured by dividing the sum of (i) the cash distributions on the common shares or common units of such company during the Year 1 TUR Period, assuming cash distribution reinvestment and (ii) the difference between the Closing Average Price as of the last day of the Year 1 TUR Period and the Closing Average Price for the trading day immediately prior to the first day of the Year 1 TUR Period (appropriately adjusted for any share or unit dividend, share or unit split, spin-off,

Exhibit +10.41
merger or other similar corporate events) by (iii) the Closing Average Price for the trading day immediately prior to the first day of the Year 1 TUR Period. For purposes of this Agreement, the “Closing Average Price” shall be determined based on the average of the closing price of a common share or common unit of such company for the 20 consecutive trading days ending on (and including) the applicable measurement date.
b.    Performance Ranking. The TUR for the Year 1 TUR Period for the Partnership and each company in the Peer Group shall be ranked from highest to lowest according to the TUR achieved by each company. The total number of companies so ranked shall then be divided into four groups (“Quartiles” and each a “Quartile”). For purposes of assigning companies to Quartiles (with the 1st Quartile being the highest and the 4th Quartile being the lowest), the total number of companies ranked (including the Partnership) shall be divided into four groups as nearly equal in number as possible. The number of companies in each group shall be the total number contained in the Peer Group divided by four. If the total number of companies is not evenly divisible by four, so that there is a fraction contained in such quotient, the extra company(ies) represented by such fraction will be included in one or more Quartiles as follows:

Fraction	Extra Company(ies)
1/4	1st Quartile
1/2	1st Quartile 2nd Quartile
3/4	1st Quartile 2nd Quartile 3rd Quartile

c.    Vesting Percentage. The TUR Vesting Percentage for the Year 1 Annual Tranche shall be determined based on where the Partnership’s TUR during the Year 1 TUR Period falls within the following ranges:

Partnership TUR Position	TUR Vesting Percentage for Year 1 Annual Tranche
4th Quartile	0%
3rd Quartile	50%
2nd Quartile	100%
1st Quartile	150%
If the Partnership’s TUR is the highest achieved in the 1st Quartile	200%

Notwithstanding the foregoing, the Committee has full discretion to apply a TUR Vesting Percentage between 0% and 200% to the Year 1 Annual Tranche.

B.    Performance Cash Vesting for the Year 2 and Year 3 Performance Periods. The Committee will designate the Performance Measures that will apply for the Year 2 Performance Period and the Year 3 Performance Period (the “Year 2 Performance Measures” and the “Year 3 Performance Measures,” respectively) during the applicable year. Within the Committee’s discretion, the Year 2 Performance Measures and the Year 3 Performance Measures may result in the vesting of greater than 100% (up to 200%) of the Year 2 Annual Tranche and the Year 3 Annual Tranche, respectively. The Year 2 Performance Measures and

Exhibit +10.41
the Year 3 Performance Measures shall be applied to the Year 2 Annual Tranche and the Year 3 Annual Tranche, respectively, to determine the Performance Cash that vests with respect to the applicable Performance Period. Notwithstanding the foregoing, the Committee has full discretion to vest between 0% and 200% of the applicable Annual Tranche, regardless of the level of Performance Measures achieved for the applicable year.
5.    Termination of Employment.
A.    Voluntary Termination and Termination for Cause. Except for a Change of Control, if Participant’s employment is voluntarily terminated by Participant (other than through Participant’s death), or is terminated by the Company, the Partnership or any of their respective Affiliates for Cause, any Annual Tranche for a Performance Period not completed as of the date of termination shall be automatically forfeited for no consideration; provided, however, that a Participant who remains continuously employed with the Company, the Partnership or any of their respective Affiliates from the Grant Date through the last day of a Performance Period will be entitled to the Performance Cash (i.e., the Performance Cash in the Annual Tranche for such completed Performance Period in accordance with Section 4 and any Carried Forward Amount from the immediately preceding Performance Period which is eligible to vest with respect to such completed Performance Period), whether or not Participant remains employed by the Company, the Partnership or any of their respective Affiliates until the Vesting Date applicable to the completed Performance Period.
B.    Death, Disability and Termination Other Than for Cause. Except for a Change of Control, if Participant experiences a Disability (as defined below) or if Participant’s employment with the Company, the Partnership or any of their respective Affiliates is terminated by the Company, the Partnership or such Affiliate other than for Cause (at a time when Participant is otherwise willing and able to continue providing services) or as a result of Participant’s death (each, a “Triggering Event”), and the then-current Performance Period will be completed in fewer than 30 days after such Triggering Event, the Annual Tranche applicable to the then-current Performance Period (and any Carried Forward Amount which is eligible to vest with respect to the then-current Performance Period) shall vest and be paid in accordance with Sections 3 and 4 as if Participant had remained employed through the last day of the Performance Period. Any Performance Cash (including any Carried Forward Amount) that fails to vest for the then-current Performance Period after the application of the previous sentence, including any Performance Cash for any Performance Periods that would otherwise have commenced following the Triggering Date, shall be automatically forfeited for no consideration. Any Performance Cash that vests pursuant to this Section shall be paid as soon as administratively practicable after the Vesting Date for the then-current Performance Period and in all events no later than March 15 of the calendar year following the end of the calendar year in which the applicable Triggering Event occurs. For purposes of this Agreement, “Disabled” or “Disability” means (i) the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the receipt of income replacements by Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, for a period of not less than three months under the accident and health plan of the Company, the Partnership or an Affiliate.

6.    Change of Control. Upon a Change of Control, with respect to then-outstanding amount of Performance Cash, all applicable Performance Measures will be deemed achieved at the maximum levels applicable to such Performance Cash and all such Performance Cash shall automatically vest in full. Any Performance Cash that vests pursuant to this Section 6 shall be paid as soon as administratively practicable after the Change of Control and in all events no later than March 15 of the calendar year following the end of the calendar year in which the Change of Control occurs.

7.    Withholding. The Company, the Partnership or an applicable Affiliate will withhold any taxes due from Participant’s grant as the Company, the Partnership or an applicable Affiliate determines is required by law, which, in the sole discretion of the Committee, may include withholding cash or a number of Units that would otherwise be delivered in settlement thereof or otherwise payable to Participant.

Exhibit +10.41
8.    Acceptance and Acknowledgment. Participant hereby accepts and agrees to be bound by the terms and conditions of the Plan and any subsequent amendments thereto, as if they had been set forth verbatim in this Agreement. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Performance Cash subject to the terms and conditions of this Agreement. Participant acknowledges that there may be adverse tax consequences upon the vesting or payment of the Performance Cash or disposition of any Units that may be delivered in settlement of the vesting of Performance Cash and that Participant has been advised to consult a tax advisor prior to such vesting, payment or disposition.
9.    Plan Incorporated by Reference. The Plan is incorporated into this Agreement by this reference and made a part hereof for all purposes; provided, however, that, in the event of a conflict between the Plan and this Agreement, the Plan shall control.
    10.    Additional Terms.
a.    No Guarantee of Tax Consequences. None of the Board, the Company, the Partnership or any Affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to Participant (or to any person claiming through or on behalf of Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to Participant (or to any person claiming through or on behalf of Participant).
b.    Successors and Assigns. The Partnership and its Affiliates may assign any of their respective rights under this Agreement and it shall be binding and inure to the benefit of such successors and assigns. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the Performance Cash may be transferred by will or the laws of descent or distribution.
c.    Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to conflict of laws principles.
d.    No Rights as a Unitholder. Neither Participant nor any person claiming by, through or under Participant with respect to the Performance Cash shall have any rights as a unitholder of the Partnership (including, without limitation, voting rights) unless and until the Performance Cash vests and is settled by the delivery of Units.
e.    Amendment. The Committee has the right to amend this Agreement and/or the Performance Cash; provided, that no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.
f.    No Right to Continued Service. Neither the Plan nor this Agreement confers upon Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company, the Partnership or any Affiliate thereof. Nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company, the Partnership or any Affiliate thereof to terminate Participant’s service at any time, with or without Cause.
g.    Notices. Any notice required to be delivered to the Partnership under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal offices. Any notice required to be delivered to Participant under this Agreement shall be in writing and addressed to Participant at Participant’s address as then shown in the records of the Company, the Partnership or the applicable Affiliate. Any party hereto may designate another address in writing (or by such other method approved by the Partnership) from time to time.
h.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by such party to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the parties hereto.
i.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

Exhibit +10.41
11.    Restrictions. This Agreement and Participant’s interest in the Performance Cash granted by this Agreement are of a personal nature and, except as expressly provided in this Agreement or the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, alienated, transferred, conveyed or otherwise disposed of or encumbered in any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, alienation, transfer, conveyance, disposition or encumbrance shall be void, and the Partnership and its Affiliates shall not be bound thereby.

NUSTAR ENERGY L.P.
By: Riverwalk Logistics, L.P., its general partner
By: NuStar GP, LLC, its general partner

By:
    Bradley C. Barron
    Chairman of the Board, President and
    Chief Executive Officer

Agreed and Accepted:

[name of Participant]

Exhibit +10.41

APPENDIX A
Peer Group

Crestwood Equity Partners LP
DCP Midstream, LP
Energy Transfer LP
EnLink Midstream, LLC
Enterprise Products Partners, LP
Genesis Energy, L.P.
Magellan Midstream Partners, L.P.
MPLX LP
NuStar Energy L.P.
ONEOK, Inc.
Plains All American Pipeline, L.P.
Targa Resources Corp.

Appendix A